- --------                                       U.S. SECURITIES AND EXCHANGE COMMISSION                ---------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
- --------                                                                                              ---------------------------
/ / CHECK BOX IF NO                         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:      3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: DECEMBER 31, 2001
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940            ---------------------------
    INSTRUCTION 1(b).

(Print or Type Responses)
- ---------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                X   Director             10% Owner
     Posen        Richard            L.         Miami Computer Supply Corporation (MCSI)       ----                 ----
- ---------------------------------------------------------------------------------------------     Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below)
                                                Person (Voluntary)
                                                                                               -----------------  -----------------
     4750 Hempstead Station                                               February 2000
- --------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   X  Form filed by One Reporting Person
                                                                           (Month/Year)       ___Form filed by More than One
  Dayton,        Ohio              45429                                                         Reporting Person
- ---------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
- ---------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
- ---------------------------------------------------------------------------------------------------------------------------------
Common Stock                        02/28/00     P              1,000      A     $29.8125      1,000            D
- ---------------------------------------------------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------------




- ---------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-97)




FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

- ------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                    Date          Expira-
                                                             -------------------------------------- Exer-         tion
                                                                                                    cisable       Date
                                                              Code    V        (A)        (D)
- ------------------------------------------------------------------------------------------------------------------------
   Stock Option                        $33.313      02/08/00    A             22,500                02/08/00(1)   02/08/10
   (Right to Buy)
- ------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------


- ------------------------------------------------------------------------------------------
7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
- ------------------------------------------------------------------------------------------
       Common        22,500                       22,500         D
       Stock
- ------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------
Explanation of Responses:


(1) The options vest in three equal annual installments beginning
    on February 8, 2000.                                                           /s/ Richard L. Posen              March 10, 2000
                                                                                  --------------------------------- --------------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).             Richard L. Posen, Director

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (7-97)